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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE
---------------------                           CONTACT
Hudson Valley Holding Corp.                     -------
21 Scarsdale Road                               Stephen R. Brown
Yonkers, NY 10707                               Sr. EVP, COO & CFO
                                                (914) 771-3212 (Earnings)

                                                Wendy Croker
                                                VP, Shareholder Relations
                                                (914) 771-3214 (Dividend)

                         HUDSON VALLEY HOLDING CORP.
                           ANNOUNCES CASH DIVIDEND
                        AND REPORTS SIX MONTH EARNINGS

        YONKERS, NY, July 27, 2004   James J. Landy, President and Chief
Executive Officer, Hudson Valley Holding Corp., announced earnings for the first six months of 2004. Earnings for the six month period were $12.4 million, compared to $13.2 million for the same period in 2003. Diluted earnings per share were $1.83 compared to $1.99 for the same period last year. Mr. Landy noted that the 2003 earnings included a $3.2 million after-tax gain on the sale of securities. Excluding this gain, earnings from operations increased by $2.4 million, or 24% compared to the same period last year. Mr. Landy emphasized that this significant growth in earnings from operations was the result of strong loan demand and continued deposit growth. In addition, Mr. Landy, announced that as of June 30, 2004, assets totaled $1.8 billion, deposits totaled $1.2 billion, and net loans totaled $761.2 million.

        Further, William E. Griffin Chairman of the Board noting the continued excellent performance of the Company, announced that the Company has declared a cash dividend of $0.44 per share payable to all shareholders of record as of the close of business August 6, 2004. The dividend will be mailed to shareholders on or about August 13, 2004.

        Hudson Valley Holding Corp., headquartered in Yonkers, NY, is the parent company of Hudson Valley Bank, Westchester's largest independently owned Bank with 19 branches located in the Bronx, Manhattan and Westchester and loan production offices in Dutchess County and Queens. The Bank specializes in providing a full range of financial services to small businesses, professional services firms, not-for-profit organizations and individuals. The Company's stock is traded under the ticker symbol "HUVL" on the OTC Bulletin Board. Additional information on the Bank can be obtained on our web-site at www.hudsonvalleybank.com.
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